                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                         ZENITH ELECTRONICS CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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    (4) Proposed maximum aggregate value of transaction:

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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(1)  Set forth the amount on which the filing fee is calculated and state how it was determined.

                 [ZENITH ELECTRONICS CORPORATION LETTERHEAD]

                          ANNUAL MEETING--MAY 22, 1997

                                                                  April 22, 1997

Dear Fellow Stockholder:

     Your Board of Directors and management cordially invite you to attend the Annual Meeting of Stockholders of Zenith Electronics Corporation to be held on Thursday, May 22, 1997, at 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois.

     At this meeting, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders will elect the Board of Directors, approve the Zenith Electronics Corporation Long-Term Equity Compensation Plan, ratify the selection of Arthur Andersen LLP as independent auditors for 1997, and act on two stockholder proposals if properly presented at the meeting.

     It is very important that your shares are represented and voted at the meeting. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

                                          Sincerely,

                                          Peter S. Willmott

                                          Peter S. Willmott
                                          President and Chief Executive Officer

                      PLEASE SIGN, DATE AND MAIL PROMPTLY
                            THE ENCLOSED PROXY CARD.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. THE IMMEDIATE RETURN OF YOUR PROXY WILL BE APPRECIATED.

                         ZENITH ELECTRONICS CORPORATION
            1000 MILWAUKEE AVENUE [ ] GLENVIEW, ILLINOIS 60025-2493

                            NOTICE OF ANNUAL MEETING

                                              Glenview, Illinois, April 22, 1997

To the Stockholders of ZENITH ELECTRONICS CORPORATION:

     The Annual Meeting of stockholders of ZENITH ELECTRONICS CORPORATION (the "Company"), a Delaware corporation, will be held at the principal executive offices of the Company, 1000 Milwaukee Avenue, Glenview, Illinois on Thursday, May 22, 1997, at 9:00 a.m. for the following purposes:

          (1) To elect nine directors to hold office for a term of one year and thereafter until their successors shall have been duly elected and qualified.

          (2) To approve the Zenith Electronics Corporation Long-Term Equity Compensation Plan.

          (3) To ratify the selection by the Board of Directors of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1997.

          (4) To act on two stockholder proposals which are set forth and described in the attached Proxy Statement, if such proposals are properly presented at the meeting.

          (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 11, 1997.

     A copy of the Company's annual report containing financial statements for the fiscal year ended December 31, 1996, is enclosed.

     It is desirable that as many stockholders as possible be represented at the meeting, in person or by proxy. Whether or not you expect to attend the meeting in person, please sign, date and mail the enclosed proxy card, which is being solicited by the Board of Directors of the Company. If you later wish to attend the meeting, you may then withdraw your proxy and vote your stock in person if you care to do so.

     Please sign, date and mail your proxy card in the enclosed postage-paid envelope.

                                            ZENITH ELECTRONICS CORPORATION

                                            Richard F. Vitkus
                                            Senior Vice President,
                                            General Counsel and Secretary

                         ZENITH ELECTRONICS CORPORATION
            1000 MILWAUKEE AVENUE [ ] GLENVIEW, ILLINOIS 60025-2493

                                PROXY STATEMENT

     The Board of Directors of ZENITH ELECTRONICS CORPORATION (the "Company") has designated the persons named in the enclosed proxy as a proxy committee to represent the stockholders of the Company of record as of April 11, 1997, who do not attend the Annual Meeting of stockholders to be held May 22, 1997, but who desire to have their stock represented and voted. The proxy and this Proxy Statement were first mailed to stockholders on or about April 22, 1997.

     The enclosed proxy is being solicited by and on behalf of the Board of Directors of the Company. The proxy will be voted by the proxy committee named therein, but may be revoked at any time before it is exercised. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the Annual Meeting, by giving written notice of revocation to the Secretary prior to the Annual Meeting or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, 1000 Milwaukee Avenue, Glenview, Illinois 60025-2493, Attention: Richard F. Vitkus, Senior Vice President, General Counsel and Secretary.

     A stockholder may, with respect to the election of directors (i) vote for the election of all nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the proxy on each matter submitted to stockholders. If no instructions are given, the proxy committee will vote the shares for the election of all nominees named herein as directors, for the approval of the Zenith Electronics Corporation Long-Term Equity Compensation Plan, for the ratification of the selection of the Company's independent auditors and against the stockholder proposals if such proposals are properly presented at the Annual Meeting.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered non-voted shares.)

     Directors are elected by a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and non-voted shares in the election of directors will not affect the outcome of the election of directors. Approval of each other matter specified in the notice of the meeting requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on such matter. A vote to abstain from voting on such a matter will have the legal effect of a vote against such matter, although non-voted shares with respect to any such matter will not affect the determination of whether such matter is approved.

     If any person named in this Proxy Statement as a nominee for election as a member of the Board of Directors of the Company shall become unavailable for election for any reason, the proxy committee will vote the shares of stock represented by the proxies received by it for the election of such person as the Board of Directors of the Company shall approve in substitution for such nominee or the Board of Directors may elect not to fill the vacancy and reduce the number of directors.

     As of the record date, LG Electronics Inc., ("LGE") and LG Semicon Company, Ltd., ("Semicon") corporations organized under the laws of the Republic of Korea collectively own 36,569,000 shares of common stock of the Company representing approximately 55% of the shares entitled to be cast at the Annual Meeting and thus they effectively control the election of directors, the approval of the Zenith Electronics Corporation Long-Term Equity Compensation Plan, the approval of the selection of auditors and any other matters submitted to a vote of stockholders. LGE and Semicon collectively have advised the Company that they intend to vote all their shares in favor of (i) the nominees for director; (ii) the approval of the Zenith Electronics Corporation Long-Term Equity Compensation Plan and (iii) the ratification and approval of the selection of auditors. LGE and Semicon, intend to vote against the two stockholder proposals described in this Proxy Statement.

                             ELECTION OF DIRECTORS

     The terms of all of the directors expire at the 1997 Annual Meeting. The Company's By-Laws currently provide for ten directors. Due to the resignation of Mr. Albin F. Moschner in July 1996, the number of nominees being slated for election as directors is nine. Proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement.

     At its January 31, 1997 meeting, the Board nominated the following for election to the Board for a one year term: T. Kimball Brooker, Ki-song Cho, Eugene B. Connolly, Robert A. Helman, Cha Hong (John) Koo, Hun Jo Lee, Andrew McNally IV, Yong Nam, and Peter S. Willmott. Each of the nominees for election to the Board is a current director of the Company.

     The affirmative vote of a plurality of the votes cast by the holders of the common stock present in person or represented by proxy and entitled to vote thereon is necessary to elect a director.

NOMINEES FOR ELECTION AS DIRECTORS

                                                  DIRECTOR
NAME                                       AGE     SINCE                 BACKGROUND INFORMATION
----                                       ---    --------               ----------------------
T. Kimball Brooker.....................    57       1989      President, Barbara Oil Company (investments
                                                              and oil and gas exploration) since 1989;
                                                              Managing Director, Chicago Office, Morgan
                                                              Stanley & Company, Incorporated, 1978-1988.
                                                              Also Director of Cutler Oil & Gas
                                                              Corporation, Arthur J. Gallagher & Company
                                                              and Miami Corporation.
Ki-song Cho............................    47       1995      Managing Director, President of North
                                                              American Operations of LG Electronics Inc.
                                                              since November, 1996; Managing Director,
                                                              Corporate Planning & Coordination, since
                                                              March 1995; Executive Director, Strategic
                                                              Planning Division, LG Electronics Inc. from
                                                              1992 to 1995. Employed by the Strategic
                                                              Planning Division, from 1989 to 1992.
Eugene B. Connolly.....................    65       1995      Chairman Emeritus and Retired Chief Executive
                                                              Officer of USG Corporation (building
                                                              products) and employed in varying capacities
                                                              with USG Corporation and its affiliates since
                                                              1958; also Director of USG Corporation, U.S.
                                                              Can Corporation, the Pepper Companies, Inc.
                                                              and LaSalle National Bank; Advisory Board
                                                              member of Good Shepherd Hospital, Kellogg
                                                              Graduate School of Management, Northwestern
                                                              University and Indiana University School of
                                                              Business.

Robert A. Helman.......................          63         1996   Partner in the law firm of Mayer, Brown & Platt since
                                                                   1967; also Director of The Northern Trust Corporation
                                                                   and the Chicago Stock Exchange.
Cha Hong (John) Koo....................          50         1995   Vice-Chairman of the Board of Zenith Electronics
                                                                   Corporation since November 1, 1996; President and Chief
                                                                   Executive Officer of LG Electronics Inc. since 1996;
                                                                   President in 1995; Executive Vice President from 1991 to
                                                                   1994; Senior Managing Director from 1988 to 1991.
Hun Jo Lee.............................          64         1995   Chairman of the Board of Zenith Electronics Corporation
                                                                   since 1995; Chairman, LG Academy (training facility)
                                                                   since February 1996; Chairman and Chief Executive
                                                                   Officer of LG Electronics Inc. from 1994 to February
                                                                   1996; Vice-Chairman and Chief Executive Officer from
                                                                   1993 to 1994; President and Chief Executive Officer from
                                                                   1989 to 1993.
Andrew McNally IV......................          57         1990   Chairman and Chief Executive Officer of Rand McNally &
                                                                   Company (printing, publishing and map making) since
                                                                   1993, President and Chief Executive Officer, 1978-1993.
                                                                   Also Director of Allendale Mutual Insurance Company,
                                                                   Hubbell Incorporated, Mercury Finance Company, Morgan
                                                                   Stanley Open-end Funds and Borg-Warner Security
                                                                   Corporation.
Yong Nam...............................          48         1995   Executive Vice President of LG Group Chairman's Office
                                                                   since January 1997; Senior Managing Director of LG
                                                                   Electronics Inc. since 1996; Managing Director from 1993
                                                                   to 1995; Executive Managing Director from 1989 to 1993.
Peter S. Willmott......................          59         1990   President and Chief Executive Officer of Zenith
                                                                   Electronics Corporation since 1996. Chairman and Chief
                                                                   Executive Officer, Willmott Services, Inc. (retailing,
                                                                   consulting and investing) since 1989; Chairman,
                                                                   President and Chief Executive Officer, Carson Pirie
                                                                   Scott & Company (retail and food service industries),
                                                                   1983-1989. Also Director of Federal Express Corporation.

     Mr. Helman is a partner in the law firm of Mayer, Brown & Platt which has provided from time to time in the past and may continue to provide, legal services to the Company and its subsidiaries. Mayer, Brown & Platt also provides legal services to LGE. Messrs. Cho, Koo, Lee and Nam are employees of LGE, which with Semicon, collectively own approximately 55% of the Company's stock. LGE has been in the past and is expected to continue to be a significant customer and supplier of the Company. See "Related Transactions." USG Corporation, of which Mr. Connolly was formerly the Chairman and Chief Executive Officer, implemented a "prepackaged" plan of reorganization under the federal bankruptcy laws on May 6, 1993.

            BOARD AND COMMITTEE MEETINGS AND DIRECTORS' COMPENSATION

     To permit the Board of the Company to more efficiently discharge its duties, the Company has four standing Board Committees: the Executive Committee, the Audit Committee, the Organization and Compensation Committee and the Stock Compensation Committee. Committee membership and functions are set out below. The Company does not have a nominating committee.

     The Executive Committee, which currently consists of Messrs. Cho (Chairman), Brooker, Connolly, McNally and Willmott, met four times in 1996. When the Board is not in session, the Executive Committee has all of the authority of the Board except with respect to certain matters such as amendments of the Restated Certificate of Incorporation or By-Laws, mergers, dispositions of substantially all of the assets of the Company, dissolution of the Company, declaration of dividends or the election, compensation or removal of officers of the Company or members of the Committee.

     The Audit Committee of the Board of Directors, which currently consists of Messrs. McNally (Chairman), Brooker and Connolly, met eight times in 1996. The Committee nominates the Company's independent auditors, reviews the auditing engagement, the fees charged by the independent auditors and the Company's internal auditing program. The Committee also reviews and monitors significant transactions between the Company and LGE. In 1996, of the eight meetings held by the Audit Committee three were special meetings to consider various financing alternatives for the Company.

     The Organization and Compensation Committee, which currently consists of Messrs. Connolly (Chairman), Helman and McNally, met ten times in 1996. The Committee establishes compensation policies, as well as salary ranges, salaries and annual incentive awards for executives and approves employment contracts. The Stock Compensation Committee, which currently consists of Messrs. Connolly and McNally, authorizes grants of stock, stock options and other equity-based awards under the Zenith Stock Incentive Plan.

     The Company's Board of Directors met five times during 1996. All of the incumbent directors attended at least 75% of the meetings of the Board and of the Committees of which they were members.

     Directors of the Company who are also employees of the Company, of LGE or its affiliates receive no remuneration for serving on the Board or on any Committees. Other directors are compensated at the rate of $18,000 per year, payable in quarterly installments, plus 1,000 shares of Company common stock per year to be issued annually on the first Tuesday of December, plus an option to purchase 2,000 shares of Company common stock per year to be issued annually on the day following the Annual Meeting of stockholders at the market price on such date. The issuance of shares and options are provided for in the Non-Employee Directors' Stock Plan approved by stockholders in 1992. The Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee each receives $2,000 annually for serving in those capacities. In addition, directors who are not employees of the Company, LGE or its affiliates receive $1,000 for each Board meeting and for each Committee meeting attended. All directors are entitled to be reimbursed for their expenses for attending Board or Committee meetings. In 1987 the Company adopted a Contingent Compensation Plan for non-employee directors which was replaced by the Non-Employee Directors' Stock Plan in 1992. The number of phantom stock appreciation units granted to each named non-employee director in previous years under the Contingent Compensation Plan (all of which are vested) are as follows: Mr. Brooker, 3,000; Messrs. McNally and Willmott, 2,000. The units are valued at the closing price of the Company's common stock on the date of grant. Participants are paid for each unit the amount by which the average price of a share of the Company's common stock over the 20 trading days immediately preceding the distribution date exceeds the grant price. Distributions may be, at the election of the participant, in a lump sum, in five annual installments or ten annual installments commencing on the distribution date. Participants may elect a distribution date which is two years from the date of grant, or 30 days after the participant ceases to be a director, or a specified date not earlier than the participant's 65th birthday. Except for $143.75 distributed to Mr. McNally in exchange for 1,000 units, no amounts have been distributed to current directors pursuant to the Contingent Compensation Plan.

     Directors who are not employees of the Company, LGE or its affiliates participate in the Directors' Retirement Plan which provides for an annual retirement benefit of $11,000 for such directors who have served on the Board for five years and who retire after the age of 62. For purposes of the Directors' Retirement Plan, years of service on the Board do not include periods during which the director is a salaried officer of the Company or a subsidiary. The benefit is payable in equal quarterly installments during the director's lifetime for a period equal to but not in excess of the number of years of service on the Board. In the event of a change in control of the Company, directors not continuing after a change in control but otherwise entitled to retirement benefits under the Directors' Retirement Plan are entitled to receive, in a lump sum, the discounted present value of those benefits.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     On November 8, 1995, a change in control of the Company occurred in which LGE and Semicon acquired a total of 36,569,000 shares of the Company's common stock ("LGE Change in Control"). The following lists the beneficial ownership of the Company's common stock, of all persons who are known by the Company, as of April 11, 1997, to beneficially own more than five percent of the outstanding shares of the common stock of the Company:

                                                                 AMOUNT AND NATURE        PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP   OF CLASS(1)
            ------------------------------------              -----------------------   -----------
LG Electronics Inc. ........................................         9,266,800(2)           13.9%
20 Yoido-dong
Youngdungpo-gu
Seoul 150-721 Korea
LG Semicon Co., Ltd. .......................................        28,095,200              42.3%
891 Taechi-dong
Kangnam-gu
Seoul, Korea

------------
(1) Percentages based on shares issued and outstanding on April 11, 1997.

(2) LGE beneficially owns 9,266,800 shares directly as to which it has sole voting and dispositive power. Such amount includes 793,000 shares obtainable through the exercise of stock options. LG Semicon has given LGE an irrevocable proxy to vote the 28,095,200 shares owned by LG Semicon as to which LG Semicon retains dispositive power.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The directors and executive officers of the Company as a group beneficially own less than 1% of the Company's common stock. No director or nominee for election as a director or executive officer owns in excess of 1% of the Company's common stock. The following table lists the number of shares of the Company's common stock beneficially owned as of April 11, 1997, by each director of the Company and each nominee for election as a director of the Company, each of the individuals named in the Summary Compensation Table below and the directors and executive officers of the Company, as a group.

                            AMOUNT AND NATURE OF
                            BENEFICIAL OWNERSHIP
                          ------------------------
                                      OBTAINABLE
                                     THROUGH STOCK
                                        OPTION
NAME OF BENEFICIAL OWNER  OWNED(1)    EXERCISE(2)
------------------------  --------   -------------
T. Kimball Brooker......   11,000        10,000
Ki-song Cho.............        0             0
Eugene B. Connolly......    2,000         2,000
Robert A. Helman........    1,000         2,000
Cha Hong (John) Koo.....        0             0
Hun Jo Lee..............        0             0
Andrew McNally IV.......    8,000        10,000
Yong Nam................        0             0
Peter S. Willmott.......   25,000        10,000

                            AMOUNT AND NATURE OF
                            BENEFICIAL OWNERSHIP
                          ------------------------
                                      OBTAINABLE
                                     THROUGH STOCK
                                        OPTION
NAME OF BENEFICIAL OWNER  OWNED(1)    EXERCISE(2)
------------------------  --------   -------------
Roger Cregg.............   37,500             0
Gerald M. McCarthy......       95             0
Albin F. Moschner.......        0             0
Philip S. Thompson......        0             0
Dennis Winkleman........        0             0
Richard F. Vitkus.......   33,000         8,000
Directors and All
  Executive Officers as
  a Group (12
  persons)..............  117,500        42,000

------------
(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Includes 37,500 shares for Mr. Cregg and 30,000 outstanding shares for

Mr. Vitkus which are subject to conditions of vesting (one-third vests on the third, fourth and fifth anniversary of the grant date), forfeiture, restrictions on sales, transfer and other dispositions.

(2) Includes shares of common stock which, as of April 11, 1997, were subject to outstanding stock options exercisable within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth, for the periods indicated, the cash compensation and certain other components of compensation of those persons who were, at December 31, 1996, the chief executive officer of the Company and the other four most highly compensated executive officers of the Company. The table also includes the former Chief Executive Officer of the Company, Albin F. Moschner, who left the Company in July 1996, and two former executive officers of the Company, Gerald M. McCarthy and Philip S. Thompson, whose compensation would have placed them in the group of the four other most highly compensated officers of the Company had they been executive officers as of December 31, 1996. Those listed in the table are hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                LONG-TERM COMPENSATION AWARDS
                                    -----------------------------------------   ---------------------------------
                                                                 OTHER           RESTRICTED        SECURITIES
                                                                 ANNUAL            STOCK           UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)(2)   AWARDS($)(3)    OPTIONS/SARS(#)
---------------------------  ----   ---------   --------   ------------------   ------------    ---------------
Peter S. Willmott..........  1996    539,192(1)       0               0                  0            2,000
President and Chief          1995          0          0               0                  0            2,000
Executive Officer            1994          0          0               0                  0            2,000
Albin F. Moschner..........  1996    297,500          0               0          1,252,300           89,450
Former President and Chief   1995    423,333          0         345,000                  0           90,000
Executive Officer            1994    276,667          0               0            525,002           25,000
Roger A. Cregg.............  1996    190,909    150,000(7)            0            525,000           37,500
Executive Vice President-    1995          0          0               0                  0                0
Finance and Chief Financial  1994          0          0               0                  0                0
Officer
Gerald M. McCarthy.........  1996    107,708          0               0                  0                0
Retired Executive Vice       1995    221,250          0         200,000                  0           30,000
President-Sales and          1994    212,000          0               0            207,496           17,000
Marketing and President,
Zenith Sales Company
Philip S. Thompson.........  1996    110,525          0               0                  0                0
Former Senior Vice           1995    181,500     40,000(7)            0                  0           25,000
President Operations         1994     68,181     20,000(7)            0                  0           30,000
Richard F. Vitkus..........  1996    218,333     14,000               0            420,000           30,000
Senior Vice President,       1995    191,000     60,000(7)            0                  0           22,500
General Counsel and          1994     95,312     20,650(7)            0                  0            8,000
  Secretary
Dennis R. Winkleman........  1996    118,750     85,000(7)            0                  0           35,000
Vice President-Human         1995          0          0               0                  0                0
Resources                    1994          0          0               0                  0                0


                               ALL OTHER
NAME AND PRINCIPAL POSITI  COMPENSATION($)(4)
-------------------------  ------------------
Peter S. Willmott........              0
President and Chief                    0
Executive Officer                      0
Albin F. Moschner........      4,423,386(5)
Former President and Chie         25,400
Executive Officer                 16,600
Roger A. Cregg...........              0
Executive Vice President-              0
Finance and Chief Financi              0
Officer
Gerald M. McCarthy.......        102,208(6)
Retired Executive Vice            13,275
President-Sales and               12,720
Marketing and President,
Zenith Sales Company
Philip S. Thompson.......        669,785
Former Senior Vice                 4,590
President Operations                   0
Richard F. Vitkus........          9,000
Senior Vice President,             4,335
General Counsel and                    0
  Secretary
Dennis R. Winkleman......              0
Vice President-Human                   0
Resources                              0

------------
(1) The compensation reflected in this column for Mr. Willmott includes $11,500 earned for his services as an outside director prior to his becoming President and Chief Executive Officer and an amount covering his tenure as interim Chief Executive Officer during 1996.

(2) Other Annual Compensation does not reflect the value of perquisites and other personal benefits since such compensation does not exceed minimum disclosure thresholds. For Messrs. Moschner and McCarthy, the amounts represent payments by the Company for taxes resulting from the vesting of restricted stock in connection with the LGE Change in Control.

(3) The restricted stock value shown in the table is based on the closing price of the Company's common stock on the date of grant. As of December 31, 1996, Mr. Cregg held an aggregate of 37,500 shares of restricted stock valued at $403,125 and Mr. Vitkus held an aggregate of 30,000 shares of restricted stock valued at $322,500. Mr. Moschner's employment with the Company terminated in 1996. Upon his termination, the Company entered into an agreement described in footnote (5) below and in the section entitled "Employment Agreements." With respect to the restricted stock awarded to Mr. Moschner in 1996, he received a portion of those shares upon his termination. The balance was forfeited. As a result, Mr. Moschner held no shares of restricted stock at year end.

(4) The amount reflects the annual contribution to the Company's defined contribution plan for Mr. Vitkus. For Messrs. Moschner, McCarthy and Thompson, the 1996 amount reflects severance benefits paid to them under their change in control agreements. See footnotes (5) and (6) below and "Employment Agreements."

(5) For Mr. Moschner, the amount represents Company contributions to the defined contribution plan, $97,228, and $2,673,973 in severance payments, consisting of severance pay, $2,371,500, auto allowance, $26,400, separation payments, $125,410, payment on spread of Company shares owned at termination, $90,101, and vacation pay, $60,562. In addition, Mr. Moschner received 56,931 shares of Company stock valued at $832,616, personal financial planning services of $3,350, payments of $620,219 to mitigate the effects of the excise tax imposed by Section 4999 of the Internal Revenue code, and the Company waived repayment of a loan of $196,000 in connection with the accelerated vesting of restricted stock upon the LGE Change in Control.

(6) In connection with Mr. McCarthy's retirement as Executive Vice President in June, 1996, he received a lump sum payment of $37,959 in accrued vacation plus a severance payment of $57,787. The Company and Mr. McCarthy also entered into a consulting and noncompetition agreement. This agreement became effective on June 15, 1996, and provides for a consulting payment of $1,667 per month for 36 months during which time Mr. McCarthy will make himself available to perform consulting services to the Company. In addition, the Company will pay Mr. McCarthy $26,750 per month for 36 months in return for his agreement not to compete with the Company during this 36-month period. The amount reflected in this column also includes $6,462.00 that Mr. McCarthy received as the annual contribution to the Company's defined contribution plan.

(7) Pursuant to separate agreements, Messrs. Cregg, Thompson, Vitkus and Winkleman were guaranteed bonuses relating to their initial employment.

EMPLOYMENT AGREEMENTS

     All of the Named Executive Officers who are currently employees of the Company (Messrs. Cregg, Vitkus and Winkleman), except the Chief Executive Officer, have three year employment agreements which were effective on January 1, 1997 and which expire on December 31, 1999. The employment period is automatically extended for additional one year periods unless the Company elects not to extend the agreements by giving 90 days written notice prior to the end of any such period.

     All of the above mentioned employment agreements also provide a death benefit in the amount of one and one-half times the individual's salary. The death benefit is provided during the period of employment and for a period of ten years thereafter. At the end of each of the ten years following the termination of employment, the amount of death benefit decreases by ten percent of the original amount. The agreements also provide supplemental long-term disability benefits in the amount of two-thirds of the amount by which the individual's base salary exceeds the maximum insured salary under the Company's long-term disability program. The supplemental long-term disability benefits are currently limited to $52,000 per year. All of the employment agreements described above provide that the Company will pay to the employee, pursuant to the employment agreement, the amount by which the benefits payable under the Company's retirement plan ("Zenith Salaried Profit Sharing Retirement Plan") exceed the benefit limitations imposed by the Employee Retirement Income Security Act or the Internal Revenue Code. This latter benefit is incorporated into the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan.

     Upon either a non-renewal of the employment agreements by the Company or upon termination of employment other than for death, disability, retirement, or by the Company for cause, the above Named

Executive Officer will be entitled to receive (a) a lump sum severance payment equal to the greater of (i) the sum of the above Named Executive Officer's base compensation and target bonus, multiplied by the number of whole and/or fractional years remaining under the employment agreement, and (ii) one and one-half times (three times for Mr. Vitkus if terminated prior to November 8, 1997) the sum of the above Named Executive Officer's base compensation and target bonus for the year in which termination occurs; (b) continued coverage, or substantially equivalent coverage, (for either one and one-half years (three years for Mr. Vitkus if terminated prior to November 8, 1997) or the remaining term under the employment agreement), under all welfare plans including group medical and dental, health and accident, long-term disability, short-term disability, group life insurance and executive insurance in which the above Named Executive Officer was participating at the time of his termination (if the Company is unable to provide such continued coverage or substantially similar coverage, the Company will pay the above Named Executive Officer a lump sum cash amount equal to the present value of such benefits); and (c) outplacement services not to exceed 15% of the above Named Executive Officer's base compensation.

     Upon termination of employment of any of the above Named Executive Officers within two years after a change in control of the Company ("Change in Control Period"), the employment agreements provide for severance pay and benefits. (change in control is defined in the employment agreement; the definition excludes any further acquisition by LGE.) During the Change in Control Period, severance pay and benefits will not be paid if employment is terminated because of death, disability or retirement, or by the Company for cause, or by the above Named Executive Officer other than for good reason. The employment agreements provide for a lump sum payment equal to three times the highest annual base compensation during the three full fiscal years prior to termination, plus three times the greater of (i) the highest annual bonus payable during the three full fiscal years prior to termination and (ii) the target bonus payable for the year in which termination occurs. Other provisions of the employment agreements require the Company to maintain for the benefit of the above Named Executive Officer for a period of three years after his termination, all employee benefits including group medical and dental, health and accident, long term disability and group life insurance in which the above Named Executive Officer was participating at the time of his termination. If the Company is unable to provide such continued coverage or substantially similar coverage, the Company will pay the above Named Executive Officer a lump sum cash amount equal to the present value of such benefits. The Company shall pay for outplacement services not to exceed 15% of the above Named Executive Officer's base compensation. The employment agreements further provide for payment of an amount sufficient to put them in the same after-tax position as if no excise taxes imposed by Section 4999 of the Internal Revenue Code had been imposed on any payments which are contingent on a change in control and which equal or exceed three times the average taxable compensation for the prior five years or their period of employment. The Company is obligated to reimburse the above Named Executive Officers for legal fees and expenses incurred in successfully enforcing the employment agreement.

     Mr. Willmott has a two year employment agreement which expires on December 29, 1998. His employment agreement provides for a maximum performance bonus equal to 120% of annual salary and a minimum bonus amount of not less than 60% of Mr. Willmott's annual salary, provided target goals established by the Organization and Compensation Committee for the performance period are achieved. Notwithstanding the above, for the 1997 performance period, Mr. Willmott is entitled to receive a bonus of not less than $450,000. The employment agreement further provides for an award of 100,000 nonqualified stock options granted as of January 1, 1997. Fifty percent of the option grant will vest on January 1, 1998, and the remaining 50% will vest on December 29, 1998, provided Mr. Willmott is still employed by the Company. As of January 1, 1998, if Mr. Willmott is then employed by the Company, he shall be granted an additional 50,000 nonqualified stock options. The entire second grant will vest on December 29, 1998, provided Mr. Willmott is still employed by the Company. As of January 1, 1997, 150,000 Share Units were allocated to a Stock Account set up in Mr. Willmott's name representing an unfunded obligation of the Company to make a cash payment to him on his termination date. If Mr. Willmott remains employed by the Company, 25% of the Share Units will vest on December 31, 1997 and 25% will vest on December 31, 1998. Mr. Willmott shall be vested in 25% of the Share Units in proportion to the achievement of performance goals for 1997 and 25% of the Share Units for achievement of performance goals in 1998. If Mr. Willmott is employed by the Company on December 29, 1998, he shall be entitled to receive a cash payment equal to the fair market value of the vested Share Units credited to his Stock Account as of the date of his termination. In no event shall a payment be made prior to his termination date.

     In the event of Mr. Willmott's termination other than for death, disability, or by the Company for cause, or by Mr. Willmott, he shall be entitled to receive (a) his salary through December 29, 1998, (b) a payment in lieu of bonus based on actual performance (subject to the $450,000 minimum), (c) a cash payment equal to the fair market value of the Share Units credited to his Stock Account, and (d) a cash payment equal to the amount which would have been allocated to his accounts under the Zenith Salaried Profit Sharing Retirement Plan and/or the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan determined as though he had been employed through December 31, 1998. Also all unexercised stock options, whether vested or not, shall be exercisable for a three year period expiring on the third anniversary of the termination date.

     On September 2, 1996, the Company entered into a noncompetition and settlement agreement with Mr. Moschner in connection with his resignation as President and Chief Executive Officer. This agreement canceled his prior employment agreement and provided for a severance payment, an annual incentive award payment, if earned, a separation payment consisting of ninety days' salary, auto allowance, shares of Company stock, and payment of accrued vacation time. The agreement also provides for health and welfare benefit continuation and personal financial planning services for two years, additional contributions to defined contribution plans, and a payment representing the difference in the price on the number of shares owned by Mr. Moschner on the LGE Change in Control date and his termination date. In addition to the settlement provisions, Mr. Moschner agreed not to compete against the Company until August 31, 1998. Mr. Moschner's agreement also provides for a payment to mitigate the effects of the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount of each payment is disclosed in Note (5) in the Summary Compensation Table.

OPTION/SAR GRANTS IN 1996

     Shown below is information regarding 1996 grants of stock options to the Named Executive Officers. No stock appreciation rights (SARs) were granted to the Named Executive Officers during 1996.

                            Number of Securities       Percent of Total     Exercise or                   Grant Date
                           Underlying Options/SARs   Options/SARs Granted    Base Price     Expiration      Present
           Name                 Granted(#)(1)        to Employees in 1996   ($/Share)(2)       Date       Value($)(3)
           ----            -----------------------   --------------------   ------------    ----------    -----------
Peter S. Willmott.........          2,000                      .4%             $ 6.25        4/24/06        $ 16,540
Albin F. Moschner.........         89,450(4)                 19.6%             $14.00        5/20/06        $555,484
Roger A. Cregg............         37,500                     8.2%             $14.00        5/20/06        $232,875
Gerald M. McCarthy........              0                       0                   0            N/A               0
Philip S. Thompson........              0                       0                   0            N/A               0
Richard F. Vitkus.........         30,000                     6.5%             $14.00        5/20/06        $186,300
Dennis R. Winkleman.......         35,000                     7.6%             $ 6.62        5/20/06        $285,250

------------
(1) All options granted and reported in this table have the following terms: each option vests over a three-year period, with one-third of the shares each becoming exercisable on the first, second and third anniversary after the date of grant.

(2) Exercise price is the fair market value of the shares of the Company's common stock on the date of grant.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. In calculating the grant date present values set forth in the table, a factor of 38% has been assigned to the volatility of the common stock based on the average of the rolling seven and ten week daily stock market quotations for the two years preceding the date of grant adjusted for the bid and ask spread, no dividend yield on the common stock has been assumed, the risk-free rate of return has been fixed at 6.66%, the rate for a ten year U.S. Treasury Note on the date of grant and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the actual value, if any, an executive may realize will depend on the common stock price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4) The options granted to Mr. Moschner expired in 1996.

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END OPTION/SAR VALUES

     Shown below is information concerning the exercise in 1996 of options to purchase Company common stock by the Named Executive Officers and the unexercised options to purchase Company common stock held by the Named Executive Officers at December 31, 1996. No Named Executive Officers exercised SARs in 1996 and no such Officer currently holds any SARs.

                                   SHARES                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  ACQUIRED                   UNDERLYING UNEXERCISED            IN-THE-MONEY
                                     ON         VALUE        OPTIONS/SARS AT FISCAL            OPTIONS/SARS
                                  EXERCISE     REALIZED            YEAR-END(#)             AT FISCAL YEAR-END($)
             NAME                   (#)          ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----                 --------     --------     -------------------------    -------------------------
Peter S. Willmott.............          0     $        0         10,000/0                    $30,260/0
Albin F. Moschner.............    155,000     $1,165,012           0/0                           0
Roger A. Cregg................          0     $        0         0/37,500                      0(1)
Gerald M. McCarthy............    118,000     $  565,650           0/0                           0
Philip S. Thompson............     55,000     $  618,437           0/0                           0
Richard F. Vitkus.............     22,500     $  177,187       8,000/30,000                  $3,000/0
Dennis R. Winkleman...........          0     $        0         0/35,000                   0/$144,375

------------
(1) The exercise price of options held by the Named Executive Officers exceeds $10.75 (the closing price of the Company's common stock on December 31, 1996).

PENSION PLAN

     Under the Zenith Electronics Corporation Supplemental Executive Retirement Income Plan (the "SERP"), a participant who retires at age 65 with at least ten years of service will receive annual retirement benefits. The SERP benefits are also reduced in the event that a participant retires prior to age 65.

     The SERP has been designed to provide the actuarial equivalent value of a straight life annuity, where each annual payment equals 50 percent of the participant's "final average pay" (where "final average pay" equals the average of the participant's last five years of base salary plus annual bonus, as reflected in the Summary Compensation Table). Mr. McCarthy (currently the only participant in the SERP) retired from the Company in June, 1996, with over 30 years of credited service. The "final average pay" of Mr. McCarthy as of June 14, 1996, was $201,533. Based upon his final average pay and his credited years of service, Mr. McCarthy will receive an annual SERP benefit reduced as a result of early retirement at age 55 of $23,064 for 15 years beginning at age 65. These amounts reflect the reduction in the SERP amount attributable to the following SERP offsets: (1) benefits provided under the Zenith Salaried Profit Sharing Retirement Plan; (2) benefits provided under the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan; and (3) primary social security benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                            COMPENSATION PHILOSOPHY

     In 1996, the Organization and Compensation Committee ("Compensation Committee") resolved to provide a competitive program for executives and managers designed to move compensation (base salary, short and long-term incentives) to the 50th percentile of competitive practices. The Compensation Committee retained the services of an outside compensation specialist to advise it in reviewing its compensation program. The goals of the compensation program are to:

     - provide a competitive pay package to attract, retain and reward executive officers whose contributions are critical to the success of the Company;

     - link pay to Company, divisional and individual performance; and

     - align executive compensation with stockholder interests.

                                 BASE SALARIES

     In May 1996, the Compensation Committee met to review the executive officers' salaries for base salary increases where appropriate. Salaries for Company executives represent compensation for the execution of defined job responsibilities. Based on market data provided by the outside compensation specialist, the Compensation Committee targeted executive base salaries for 1996 at the 50th percentile compared to peer level positions in companies of similar size and, where possible, in other turnaround situations (the "Benchmark Companies"). The Compensation Committee reviewed and approved individual base salary adjustments taking into account the executive's salary in relation to the 50th percentile target and the executive's actual performance. The Compensation Committee elected not to adjust Mr. Moschner's salary and he subsequently left the company in July 1996.

     Upon Mr. Moschner's departure from the Company, the Board of Directors appointed Mr. Willmott interim President and Chief Executive Officer while a committee comprised of outside directors conducted a search for Mr. Moschner's replacement. The Compensation Committee approved a compensation arrangement for Mr. Willmott of $100,000 per month for a minimum of $500,000 while he served as the interim President and Chief Executive Officer. Upon Mr. Willmott's election as the full time President and Chief Executive Officer in October 1996, the Compensation Committee began developing a compensation and employment package for Mr. Willmott which did not become effective until January 1997. The employment agreement which became effective in January 1997, replaced the interim compensation arrangement. See "Employment Agreements."

                               ANNUAL INCENTIVES

     Annual incentives are the vehicle to recognize and reward accomplishments in a given year. Using the same data compiled for base salaries, the compensation consultants compared annual incentive awards with the Benchmark Companies. Target payouts for Company executives are defined as a percentage of their base salary. The Compensation Committee established threshold, target and maximum performance goals. For executives other than the Chief Executive Officer, incentive payout opportunities range from 0% to a maximum of 87.5% of base salary. Actual incentive payouts are based on the achievement of corporate, divisional and individual goals and are weighted for executives other than the Chief Executive Officer as follows: 55% of the incentive opportunity is based on achievement of corporate goals; 20% for the achievement of divisional goals; and 25% for the achievement of individual goals.

     The Company failed to achieve its threshold corporate and divisional financial goals for 1996 and, therefore, no bonus payments were made based on the achievement of such goals. The achievement of individual goals resulted in the payment of a bonus to Mr. Vitkus which is reflected in the "Summary Compensation Table." In addition, Messrs. Cregg and Winkleman were guaranteed payments under the terms of their hiring agreements in the amounts of $150,000 and $85,000 respectively.

                              LONG-TERM INCENTIVES

     The Zenith Stock Incentive Plan allows executives and key employees the opportunity to participate in the long-term growth and financial success of the Company through earnings from stock options, restricted stock and other awards that are based entirely on the common stock's performance, thus linking the interests of the Company's employees with those of its stockholders. The Company's Stock Compensation Committee administers and authorizes stock awards under the plan. All stock options are non-qualified options, granted at the market price on the date of grant for a ten-year term.

     In determining the size of stock option grants for 1996, the Compensation Committee used the same data generated by the compensation consultants for the Benchmark Companies cited above. Based on this comparative data, the Compensation Committee (a) considered the total compensation package, consisting of base salary, short and long-term incentives, for each executive position; (b) determined the cash value of the long-term incentive portion as a percent of each executive's total compensation package; and (c) computed a stock option and restricted stock grant amount equal to such cash value. The 1996 grants included a combination of nonqualified stock options and restricted stock.

                  POLICY REGARDING -- IRS CODE, SECTION 162(M)

     The Company plans to retain its current mix of compensation elements for the executive officers (base salary, annual and long-term incentives). Under the transition rules provided in the regulations under section 162(m), the current Stock Incentive Plan meets the requirements for performance-based compensation. A new plan is being submitted to stockholders for approval (see "Approval of Zenith Electronics Corporation Long-Term Equity Compensation Plan") which will meet the requirements for performance based compensation and ensure the deductibility of future grants.

     This foregoing report was furnished by the members of the Organization and Compensation Committee.

                                          Eugene B. Connolly, Chairman
                                          Andrew McNally IV
                                          Robert A. Helman

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its common stock, for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 Stock Index (which included the Company until November 8, 1995) and a peer group of companies selected by the Company for purposes of the comparison. The Company developed a group of peer issuers (whose stock is traded on the New York Stock Exchange) due to the lack of an appropriate published industry peer group index. The peer group includes companies involved extensively in consumer electronics (Matsushita Electric Industrial Company Ltd.; Sony Corporation; Philips Electronics N.V.; Emerson Radio Corporation) and consumer durables manufacturers operating primarily in North America (Maytag Corporation.; Fedders Corporation).

                                  [LINE GRAPH]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

        MEASUREMENT PERIOD               ZENITH               S&P            PEER GROUP
      (FISCAL YEAR COVERED)
1991                                           100.00             100.00             100.00
1992                                            79.66             107.62              84.57
1993                                            94.92             118.46             126.93
1994                                           157.63             120.03             152.96
1995                                            93.22             165.13             166.35
1996                                           145.76             203.05             174.43

------------
(1) Assumes that the value of the investment in Zenith common stock and each index was $100 on December 31, 1991, and that all dividends are reinvested.

                           RELATED PARTY TRANSACTIONS

     The following represent the most significant transactions between the Company and LGE during 1996, all of which, in the opinion of management, were made at arm's length:

     Product purchases: In the ordinary course of business, the Company purchases VCRs, TV-VCR combinations and components from LGE and its affiliates. The Company purchased $128.8 million of these items in 1996. Sales of product purchased from LGE and its affiliates contributed $141.4 million to sales and $12.6 million to gross margin in 1996.

     Product and other sales: The Company sells cathode ray tubes, yokes and other manufactured subassemblies to LGE and its affiliates at prices that equate to amounts charged by the Company to its major customers. Sales in 1996 by the Company to LGE and its affiliates were $29.4 million with a contribution of ($1.3 million) to gross margin.

     Technical agreements: The Company and LGE are currently operating under several technology agreements and license agreements, including: a technology and patent license from Zenith to LGE for development of flat tension mask products, a license granting LGE the right to sell television receivers and VCRs in the U.S. under Zenith's tuning system patents, and technology licenses granted by LGE to Zenith for the manufacture and sale of color monitor display tubes and sweeps and yokes.. LGE's net payment in 1996 to the Company under these agreements was $1 million.

     Equipment Purchases: As part of the renovation of the Company's color picture tube plant, the Company purchased approximately $44.4 million of equipment from LGE in 1996.

     Distributor Agreement: In December 1996, the Company and LGE entered into a three year distributor agreement whereby LGE will sell the Company's products in Canada.

     Service Assistance: In 1996, employees of LGE provided certain services to the Company for which LGE was not compensated. The value of these services was not deemed material in 1996.

     As of December 31, 1996, receivables included $2.4 million from LGE and its affiliates. Terms with LGE permit the Company to elect interest bearing extended payment terms. As of December 31, 1996, $124.5 million of these obligations were outstanding as accounts payable.

                 APPROVAL OF THE ZENITH ELECTRONICS CORPORATION
                       LONG-TERM EQUITY COMPENSATION PLAN

     On January 31, 1997, the Board of Directors unanimously approved the adoption of the Zenith Electronics Corporation Long-Term Equity Compensation Plan (the "Equity Plan") and resolved that the Equity Plan be submitted to stockholders for approval at the Annual Meeting to be held on May 22, 1997. The Equity Plan replaces the Company's current stock incentive plan, the 1987 Zenith Stock Incentive Plan, which expires in April, 1997.

     The Board of Directors has determined that the Equity Plan will permit the Company to remain competitive with other employers. The objectives of the Equity Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link the personal interests of participants to those of the Company's stockholders; to provide participants with an incentive for excellence in individual performance; and to promote teamwork among participants. The Equity Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants who make significant contributions to the Company's success and to allow participants to share in the success of the Company.

     The Board of Directors will administer the Equity Plan. However, the Board may delegate any or all of the administration of the Equity Plan to a Committee and the Committee will administer the Equity Plan except that only the Board of Directors can administer the Equity Plan with respect to grants to directors. Subject to the limitations of the Equity Plan, the Board or any Committee in its discretion is authorized to select directors, officers and employees eligible for participation in the Equity Plan, to determine the amounts and types of awards, to determine the terms and conditions of the awards, to construe and interpret the Equity Plan and any agreement entered into under the Equity Plan, and to establish, amend or waive rules and regulations for the Equity Plan's administration. The Board or any Committee may, in its discretion, delegate administrative duties to officers or directors of the Company.

     The Board of Directors is not able to determine the awards which would have been made to any individual or group who would be eligible under the Equity Plan if it had been in effect in 1996.

     If approved by stockholders, the Equity Plan will be effective on May 22, 1997, the date of the Annual Meeting. An aggregate of 3,000,000 shares of common stock will be available for issuance under the Equity Plan.

     Under the Equity Plan, participants may be granted stock options, stock appreciation rights, restricted stock and performance units/shares. Performance units/shares are awards granted in terms of a stated potential maximum number of units or shares, with the actual number and value earned to be determined by reference to the level of achievement of corporate, group, division, individual or other specific objectives over a specified performance period. If shares of restricted stock are issued pursuant to an award, the participant may have the right to vote the shares and receive dividends thereon from the date of issuance, unless and until forfeited. If performance shares are earned pursuant to an award, amounts equal to the dividends payable on a like number of shares of common stock may, if the award so provides, be either paid to the participant or credited to his account and held until the award is forfeited or paid out.

     Stock options granted under the Equity Plan may either be "incentive stock options" as defined in the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options. No option shall be exercisable more than ten years after the date of grant. The per share option price shall not be less than 100% of the fair market value at the time the option is granted. Upon exercise the option price and, if the Board or any Committee requires, any withholding tax required by law, may be paid in cash, or, with the approval of the Board or any Committee, in shares of the Company's common stock having a fair market value equal to the option price and/or the amount of the withholding tax, or a combination of cash and common stock.

     Stock appreciation rights granted under the Equity Plan entitle the grantee to receive in the discretion of the Board or any Committee cash or shares of common stock of the Company having a fair market value equal to the appreciation in market value from the date of the grant of a stated number of shares of common stock. Stock appreciation rights under the Equity Plan may be granted in tandem with a related stock option or independently. If a stock appreciation right is granted in tandem with a stock option, the grantee may exercise either the stock option or the stock appreciation right, but not both. Stock appreciation rights are not exercisable more than ten years from the date of grant.

     The Board of Directors may amend or terminate the Equity Plan at any time, except that no amendment or termination may be made which will adversely affect in a material way any award previously granted under the Equity Plan, without the written consent of the applicable participant.

     Directors, officers and key employees who are granted non-qualified or incentive stock options under the Equity Plan will not be subject to taxation at the time of the grant, nor will the Company be allowed a deduction at the time of grant. When an incentive stock option is exercised, no income is recognized on the exercise of such option, nor is the Company allowed a federal income tax deduction at the time of exercise. However, the difference between the option price and the fair market value of the stock at the time of exercise is a tax preference item and may be subject to the alternative minimum tax. If a non-qualified stock option is exercised, the optionee will be taxed at ordinary federal income tax rates on the difference between the option price and the fair market value of the stock at the time of exercise. The optionee's tax basis for the stock acquired will generally be equal to the amount paid for the stock plus the amount taxable to him at the time of exercise. The Company will receive a federal income tax deduction at the same time and in the same amount on which such person is taxed. If an incentive stock option is granted and meets all the requirements of the Code, generally no taxable income will be realized until the disposition of the stock purchased upon exercise of the option. If the disposition occurs at least two years after grant and one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss, and no deduction will be permitted the Company for income tax purposes. If, however, the optionee sells the shares before the expiration of the requisite holding period, the optionee will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of (a) the lesser of the fair market value of such shares on the exercise date or the amount realized on disposition of the shares over (b) the option price of the shares. In the event of a disqualifying disposition, the Company will be entitled to a federal tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the optionee. If stock acquired pursuant to the exercise of a non-qualified stock option is subsequently sold, any gain or loss on the sale will be taxed as a capital gain or loss.

     Under certain circumstances, directors and officers of the Company who are subject to Section 16(b) of the Securities Exchange Act are not taxed at the time of the exercise of an incentive stock option, but are taxed on the difference between the market value on the earlier date of disposition of the shares or the date the

Section 16(b) restrictions lapse (usually six months after exercise) and the purchase price. In such a case, the capital gains holding period does not begin to run until the Section 16(b) restrictions lapse.

     The closing price of the Company's common stock on the New York Stock Exchange on April 11, 1997 was $12.00.

     Reference is made to other sections of this Proxy Statement as to the provisions of other compensation plans and the amounts paid thereunder to the individuals and group named in the Cash Compensation Table.

     The text of the Equity Plan is set forth as Exhibit A to this Proxy Statement, and the description thereof in this Proxy Statement is qualified in its entirety by reference to such Exhibit A.

     The affirmative vote of the holders of a majority of outstanding shares of common stock of the Company present or represented by proxy and entitled to vote on the matter at the Annual Meeting will constitute approval of the Equity Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ZENITH ELECTRONICS CORPORATION LONG-TERM EQUITY PLAN.

     The proxy committee will vote the shares of stock represented by the proxies received by it in favor of the approval of the Equity Plan unless otherwise directed by the stockholders giving such proxies.

                             SELECTION OF AUDITORS

     The Board of Directors of the Company has selected Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company for the year 1997 and to perform other accounting services. The firm of Arthur Andersen LLP, an international firm of public accountants, has performed such services for the Company since 1948. The Board of Directors considers this firm well qualified. If not otherwise specified, the proxies will be voted in favor of ratifying the selection of Arthur Andersen LLP by the Board of Directors. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SELECTION OF AUDITORS.

     If the holders of a majority of the outstanding shares of common stock of the Company present at the meeting in person or by proxy and entitled to vote on the matter fail to ratify the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of another accounting firm.

               STOCKHOLDER PROPOSAL REGARDING POST-MEETING REPORT

     The Company has been advised by Mr. John J. Gilbert and Ms. Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043 and Mr. Martin Glotzer, 7061 N. Kedzie Avenue, Chicago, Illinois 60645, that they will cause a resolution to be introduced at the Annual Meeting of Stockholders. John J. Gilbert and/or Margaret R. Gilbert, as co-trustees under the will of Minnie D. Gilbert, hold 245 shares of the Company's common stock and as co-trustees under the will of Samuel Rosenthal, hold 245 shares of the Company's common stock and also represent additional family interests of 200 shares of the Company's common stock. Mr. Gilbert and Mr. Glotzer each hold 200 shares of the Company's common stock. The text of their resolution and statement in support thereof is as follows:

     "RESOLVED: That the stockholders of Zenith Electronics Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to see that following the Annual Meeting an improved post-meeting report be sent to all owners containing a summary of the discussion, the actual vote in terms of Shares for and against resolutions presented to the meeting, identification of participants and important shareholders questions and management answers.

                                    REASONS

          "The last post-meeting report failed to give the actual vote on proposals presented to the meeting and also failed to give the identification of the participants.

          These are an important part of a good post-meeting report. Shareholders are entitled to better disclosure as to what takes place at their Annual Meeting.

          A proper post-meeting report is the best way to bring constructive comments to the attention of everyone.

          "If you agree, please mark your proxy for; if you disagree mark against. NOTE: PROXY OR PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION."

     The affirmative vote of the holders of a majority of outstanding shares of common stock of the Company present or represented by proxy and entitled to vote on the matter at the Annual Meeting will constitute approval of the proposal regarding a post-meeting report.

THE BOARD OF DIRECTORS RECOMMENDS THAT A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     At the request of stockholders, the Company began audio-taping its Annual Meetings several years ago. Transcripts of the meetings are available to stockholders upon request. Moreover, results of the votes taken in person or by proxy are publicly reported in the Company's second quarter report on Form 10-Q which is filed with the Securities and Exchange Commission. Any stockholder who desires to obtain the information requested in this proposal can readily obtain that information. The Board believes the present system is more than adequate in providing the information requested in this proposal. A post-meeting report sent to all stockholders would be unnecessary and expensive. The Board therefore recommends that stockholders vote AGAINST this proposal.

             STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

     The following proposal was submitted by seven religious organizations whose names and addresses and the number of shares owned by each will be furnished orally or in writing as requested, promptly upon receipt of any oral or written request therefor. The text of their resolution and statement in support thereof is as follows:

     "WHEREAS, we believe financial, social and environmental criteria should all be taken into account in setting compensation packages for corporate officers. Public scrutiny of executive compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers, U.S. employees and workers in low wage countries. Concerns include:

     "In 1995 Pearl Meyer and Partners reported that chief executive officer compensation packages at large corporations increased 23%, to an average of $4.37 million. That is $2,100 an hour, or 183 times the average U.S. worker's 1995 hourly earnings according to the Council on International and Public Affairs.

     As CEO salaries soared in 1995, U.S. private sector worker pay and benefits inched up just 2.8%, the lowest increase since the Department of Labor created the employment cost index in 1980.

     Many executives of companies with Mexican operations often make several thousand times the pay of their Mexican employees. In 1994, Ford's CEO Alexander Trotman made 2,003 times the annual pay of an average Ford employee in Mexico. Allied Signal's CEO, Lawrence Bossidy's compensation package of $8.4 million in 1995 was more than the company's total annual Mexican payroll of $7.8 million for approximately 3,800 workers.

     Our Company's President and CEO received a total compensation package of $883,733 in 1995, or $16,994 per week. In our Company's plants in Reynosa, Mexico, maquiladora workers received approximately 185 pesos ($24) a week take home pay in February, 1996 (based on worker pay stubs).

     This salary does not even provide purchasing power sufficient for workers to meet their families' immediate needs.

     Our company needs to address the implications of paying high executive salaries and low wages to workers in developing nations. Consequences of paying widely divergent compensation levels might include decreased worker commitment, poor labor-management relations, and harm to Zenith's public image. We believe our company should adopt a policy of paying a sustainable wage, providing enough purchasing power for workers to support themselves and their families. Bristol-Myers Squibb and Proctor & Gamble have established a living wage policy for their global operations.

     "RESOLVED, Shareholders request the Board institute a special Executive Compensation Review, and prepare a report available to shareholders by October, 1997, summarizing the results and recommended changes. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all top officers. The review will include:
     (1) Ways to link our Company's executive compensation more closely to financial, social and environmental performance with proposed criteria; (2) Comparison of compensation packages for Company officers with the lowest and average wages for Company employees in the U.S. and in Mexico; (3) whether a cap should be placed on compensation packages for officers to prevent our Company from paying excessive compensation.

     The affirmative vote of the holders of a majority of outstanding shares of common stock of the Company present or represented by proxy and entitled to vote on the matter at the Annual Meeting will constitute approval of the proposal regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors, through its Organization and Compensation Committee, annually reviews compensation packages of the Chief Executive Officer and the executive officers of the Company. This Committee is made up of independent outside Directors who consider the advice of compensation consultants in setting executive officer compensation. The Committee develops competitive compensation packages to recruit and retain qualified, experienced senior level executives. The executive officers' base salaries, including that of the Chief Executive Officer, have been targeted at the relevant median salary of similar size companies and, where possible, in other turnaround situations. The factors for determining executive compensation are fundamentally different from those used to determine hourly wages in Mexico. The overall issue of executive compensation is set forth in detail in the Compensation Committee Report on Executive Compensation above. In Mexico, the Company pays wages and provides competitive benefits packages, as negotiated with the union, to its hourly workers which are competitive in that market. The Company's compensation program complies with laws regulating employment practices. The Board of Directors believes producing a comparative study of U.S. and foreign hourly wage rates and executive compensation would be burdensome, costly, would not benefit stockholders and would not yield practical changes in the Company's compensation program. The Board of Directors therefore recommends that stockholders vote AGAINST the proposal.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management does not know of any business other than that mentioned above which will be presented for consideration. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their best judgment on such matters.

     The solicitation of proxies for the meeting is being made by mail, although the Company may also use its officers and regular employees to solicit proxies from stockholders, personally or by telephone, telecopy, telegraph or letter. Such persons will receive no additional compensation for such services. The cost of preparing, assembling and mailing this and any supplemental proxy material, and all other costs of this solicitation will be borne by the Company. Arrangements will be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company's common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has engaged D. F. King & Company, Inc. ("D.F. King") to provide advisory services, to assist in soliciting proxies and to provide materials to custodians, nominees and fiduciaries and has agreed to indemnify D. F. King against certain liabilities. For such services, the Company will pay D. F. King approximately $4,000, plus reasonable out-of-pocket costs and expenses.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order to be considered for inclusion in the Company's 1998 Proxy Statement, stockholder proposals must be received on or before November 25, 1997.

                 NUMBER OF SHARES OUTSTANDING AND VOTING RIGHTS

     The Company has 150,000,000 shares of common stock of $1 par value authorized of which 66,450,407 are outstanding and entitled to vote as of April 11, 1997. The holders of the common stock are entitled to one vote for each share held and may not cumulate votes for directors.

                                            By order of the Board of Directors

                                            Richard F. Vitkus
                                            Senior Vice President,
                                            General Counsel and Secretary

April 22, 1997

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. STOCKHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                                                                       EXHIBIT A

       ZENITH ELECTRONICS CORPORATION LONG-TERM EQUITY COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

     1.1. ESTABLISHMENT OF THE PLAN. Zenith Electronics Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Zenith Electronics Corporation Long-Term Equity Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

     Subject to approval by the Company's stockholders, the Plan shall become effective as of April 23, 1997 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

     1.2. OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

     1.3. DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after April 23, 2007.

ARTICLE 2. DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1. "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

     2.2. "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

     2.3. "AWARD AGREEMENT" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

     2.4. "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5. "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     2.6. "CHANGE IN CONTROL" means:

          (a) The acquisition by any individual, entity, or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25 percent or more of either (i) then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided such ownership interest is greater than the interest then owned by LG Electronics, Inc. ("LGE"); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted, or exchanged was acquired directly from the Company); (2) any acquisition by the Company or LGE; (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
     (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this
     Section 2.6; provided further, that for purposes of clause (2), if any Person (other than the Company, LGE or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 25 percent or more of the Outstanding Company Common Stock or 25 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company (and which ownership interest is greater than the interest then owned by LGE), and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other then the Board shall not be deemed a member of the Incumbent Board;

          (c) Approval by the stockholders of the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding share of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company or LGE; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly 25 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and
     (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the Corporation resulting from such corporate Transaction; or

          (d) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

     2.7. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     2.8. "COMMITTEE" means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of Directors.

     2.9. "COMPANY" means Zenith Electronics Corporation, a Delaware corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 18 herein.

     2.10. "COVERED EMPLOYEE" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

     2.11. "DIRECTOR" means any individual who is a member of the Board of Directors of the Company or any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.

     2.12. "DISABILITY" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

     2.13. "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 hereof.

     2.14. "EMPLOYEE" means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

     2.15. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.16. "FAIR MARKET VALUE" shall be determined on the basis of the closing sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.17. "FREESTANDING SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

     2.18. "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

     2.19. "INSIDER" shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     2.20. "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

     2.21. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

     2.22. "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.23. "PARTICIPANT" means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

     2.24. "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.25. "PERFORMANCE SHARE" means an Award granted to a Participant, as described in Article 9 herein.

     2.26. "PERFORMANCE UNIT" means an Award granted to a Participant, as described in Article 9 herein.

     2.27. "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in
Article 8 herein.

     2.28. "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.29. "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Article 8 herein.

     2.30. "RETIREMENT" shall have the meaning ascribed to such term in the Company's tax-qualified retirement plan.

     2.31. "SHARES" means the shares of common stock of the Company.

     2.32. "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

     2.33. "SUBSIDIARY" means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest.

     2.34. "TANDEM SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. ADMINISTRATION

     3.1. GENERAL. The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

     3.2. AUTHORITY OF THE BOARD. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

     3.3. DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

     4.1. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be three million (3,000,000), no more than one million (one million) of which may be granted in the form of Restricted Shares. The Board shall determine the appropriate methodology for calculating the number of shares issued pursuant to the Plan. Unless and until the Board determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

          (a) Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be three hundred thousand (300,000).

          (b) SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be three hundred thousand (300,000).

          (c) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be one hundred thousand (100,000) Shares.

          (d) Performance Shares/Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of three hundred thousand (300,000) Shares.

     4.2. ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under
Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.1(a) and 4.1(b), as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

     5.1. ELIGIBILITY. Persons eligible to participate in this Plan include all Employees and Directors.

     5.2. ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. STOCK OPTIONS

     6.1. GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board.

     6.2. AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

     6.3. OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4. DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.5. EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.6. PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of
(a) and (b).

     The Board also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

     Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.7. RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.8. TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

     6.9. NONTRANSFERABILITY OF OPTIONS.

          (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

          (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7. STOCK APPRECIATION RIGHTS

     7.1. GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

     The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

     The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

     7.2. EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A

Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

     Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

     7.3. EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them.

     7.4. SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

     7.5. TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

     7.6. PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

          (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

          (b) The number of Shares with respect to which the SAR is exercised.

     At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Board's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

     7.7. TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or directorship with the Company and/or its subsidiaries. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

     7.8. NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8. RESTRICTED STOCK

     8.1. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine.

     8.2. RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

     8.3. TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion

                               STOCKHOLDER PROXY
                         ZENITH ELECTRONICS CORPORATION
                  1000 MILWAUKEE AVENUE, GLENVIEW, IL 60025


     The undersigned hereby appoints Wayne M. Koprowski, Richard F. Vitkus and Stephen K. Weber or any of them, as proxies with full power of substitution or revocation, to represent and vote all the shares of common stock held of record on April 11, 1997, by the undersigned, at the annual meeting of stockholders of Zenith Electronics Corporation to be held at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois on Thursday, May 22, 1997, at 9:00 a.m., or any adjournment thereof on the election of directors, the approval of the Long-Term Equity Compensation Plan, the ratification of the selection of independent auditors, the two stockholders proposals and on such other business as may properly come before the meeting.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE APPROVAL OF THE LONG-TERM EQUITY COMPENSATION PLAN AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS, AND AGAINST THE TWO STOCKHOLDER PROPOSALS, UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY. THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                                                ZENITH ELECTRONICS CORPORATION
                                                P.O. BOX 11528
                                                NEW YORK, N.Y. 10203-0538


                                                (Continued, and to be signed
                                                 and dated, on the reverse
                                                 side)

ZENITH ELECTRONICS CORPORATION          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
1000 Milwaukee Avenue                         TO BE HELD MAY 22, 1997
 Glenview, IL 60025

Dear Stockholder:

     The annual meeting of stockholders of Zenith Electronics Corporation will be held on Thursday, May 22, 1997, at 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois, for the following purposes:

        1.  To elect nine directors;
        2.  To approve the Long-Term Equity Compensation Plan;
        3.  To approve the selection of independent auditors;
        4.  To act on two stockholder proposals.

     Only holders of Common Stock of Zenith Electronics Corporation of record at the close of business on April 11, 1997, will by entitled to vote at the meeting or any adjournment thereof.

     TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.


                                        ON BEHALF OF YOUR BOARD OF DIRECTORS



                                        RICHARD F. VITKUS
                                        Senior Vice President,
                                        General Counsel and Secretary

                             DETACH PROXY CARD HERE

--------------------------------------------------------------------------------

[     ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1,2 AND 3.
1. Election of Directors     FOR all nominees                  WITHHOLD AUTHORITY to vote      EXCEPTIONS
                             list below                        for all nominees listed below

   Nominees: T. Kimball Brooker, Ki-Song Cho, Eugene B. Connolly, Robert A.
             Helman, Cha Hong (John) Koo, Hun Jo Lee, Andrew McNally IV, Yong
             Nam and Peter S. Willmott.
   INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.

2. Approval of the Long-Term Equity Compensation Plan        The Board of Directors Recommends a Vote
   FOR          AGAINST       ABSTAIN                        "AGAINST" Items 4 and 5.

3. Selection of Arthur Andersen LLP as independent auditors  4. Stockholder proposal regarding a post annual meeting report
   of the Company                                               FOR           AGAINST       ABSTAIN
   FOR          AGAINST      ABSTAIN
                                                             5. Stockholder proposal regarding report on executive compensation
                                                                FOR           AGAINST       ABSTAIN


                                                                              Change of Address or
                                                                              Comments Mark Here

                                                             Please sign exactly as name appears heron. Persons signing in a representative capacity should indicate their capacity. A proxy for shares held in joint ownership should be signed by each owner.
                                                             If a corporation, please sign in full corporate name by president or other authorized officer.
                                                             DATED: _______________________, 1997

                                                              ______________________________________________________
                                                                   Signature of Stockholder

                                                              ______________________________________________________
                                                                   Signature of Stockholder


PLEASE SIGN, DATE AND MAIL THIS PROXY IN                     VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               STOCKHOLDER PROXY
                         ZENITH ELECTRONICS CORPORATION
                   1000 MILWAUKEE AVENUE, GLENVIEW, IL 60025


     The undersigned hereby directs The Bank of New York, as trustee of the Zenith Profit Sharing Retirement Trust(the "Trustee"), to represent and vote, as designated on the reverse side hereof, either in person or by proxy appointing Wayne M. Koprowski, Richard F. Vitkus and Stephen K. Weber or any of them, as proxies with full power of substitution or revocation, to represent and vote all the shares of common stock held of record on April 11, 1997, in the Zenith Stock Fund representing the undersigned's Interest in the ZSF, at the annual meeting of stockholders of Zenith Electronics Corporation to be held at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois on Thursday, May 22, 1997, at 9:00 a.m., or any adjournment thereof on the election of directors, the approval of the Long-Term Equity Compensation Plan, the ratification of the selection of independent auditors, the two stockholders proposals and on such other business as may properly come before the meeting.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE APPROVAL OF THE LONG TERM EQUITY COMPENSATION PLAN AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS, AND AGAINST THE TWO STOCKHOLDER PROPOSALS, UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY. THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                ZENITH ELECTRONICS CORPORATION
                                                P.O. BOX 11528
                                                NEW YORK, N.Y. 10203-0528

                                                (CONTINUED, AND TO BE SIGNED
                                                AND DATED, ON THE REVERSE SIDE)

ZENITH ELECTRONICS CORPORATION      NOTICE OF ANNUAL MEETING OF  STOCKHOLDERS
1000 Milwaukee Avenue                    TO BE HELD MAY 22, 1997
Glenview, IL 60025


Dear Fellow Zenith Employee:

     Enclosed is your copy of Zenith's 1996 Annual Report and Proxy Statement. As a participant in the Zenith Profit Sharing Retirement Plan with an investment in the Zenith Stock Fund (ZSF), you can decide how the shares in the ZSF will be voted to elect the Board of Directors, to approve the Long Term Equity Compensation Plan, to ratify the selection of our independent auditors and to vote on two stockholder proposals.

     By signing and returning the attached proxy card in the accompanying envelope, you tell the plan's trustee, The Bank of New York, how to vote your portion of the shares in the ZSF. Only the trustee will know how you voted. If you don't vote, the trustee will automatically vote shares in the ZSF in the same proportion as votes received from other profit-sharing plan members.

     Zenith's future depends on the efforts and support of everybody in the Zenith family. Because of your important role in carrying out our strategy, I urge you to read the annual report to understand our progress and future plans.

     The annual meeting of stockholders of Zenith Electronics Corporation will be held on Thursday, May 22, 1997, at 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois.

                                        ON BEHALF OF YOUR BOARD OF DIRECTORS


                                        PETER S. WILLMOTT
                                        President and Chief Executive Officer

                             DETACH PROXY CARD HERE

--------------------------------------------------------------------------------

[     ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1.   Election of Directors      FOR all nominees         WITHHOLD AUTHORITY to vote            EXCEPTIONS
                                listed below             for all nominees listed below

     Nominees:  T. Kimball Brooker, Ki-song Cho, Eugene B. Connolly, Robert A. Helman, Cha Hong (John)Koo, Hun Jo Lee, Andrew
                McNally IV, Yong Nam and Peter S. Willmott.
     INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.
                ____________________

2.   Approval of the Long-Term Equity Compensation Plan         The Board of Directors Recommends a Vote
     FOR         AGAINST         ABSTAIN                        "AGAINST" Items 4 and 5.

3.   Selection of Arthur Anderson LLP as independent auditors   4. Stockholders proposal regarding a post annual meeting report
     of the Company.                                             FOR             AGAINST                ABSTAIN

                                                                5. Stockholder proposal regarding report on executive compensation
     FOR         AGAINST         ABSTAIN                         FOR             AGAINST                ABSTAIN
     _______________________________________________________    __________________________________________________________________

                                                                                  Change of Address or
                                                                                   Comments Mark Here

                                                                Please sign exactly as name appears hereon.
                                                                DATED:_____________________________________, 1997

                                                                _________________________________________________
                                                                       Signature of Employee


PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED             VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
POSTAGE-PAID ENVELOPE.